Exhibit 99.1

Zoom Telephonics Reports Results for the First Quarter of 2014

Boston, MA, May 6, 2014 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.1 million for the first quarter ended March 31, 2014 (“Q1 2014”), up 11.6% from $2.8 million for Q1 2013, due to increased cable modem sales.  Zoom reported a net loss of $37 thousand or $0.00 per share for Q1 2014, a significant improvement over Zoom’s net loss of $334 thousand or $0.05 per share for Q1 2013, due primarily to a $228 thousand increase in gross profit and a $67 thousand reduction in operating expenses.
Gross profit was $932 thousand or 29.6% of net sales in Q1 2014, versus $704 thousand or 25.0% of net sales in Q1 2013.  The increases in gross profit and gross margin were due to increased sales, which lowered the overhead per unit, and to reductions in the unit cost of some products.
Operating expenses were $0.95 million or 30.3% of net sales in Q1 2014, versus $1.02 million or 36.2% of net sales in Q1 2013.  Operating expenses in Q1 2014 were $67 thousand lower than in Q1 2013, as lower personnel expenses were partly offset by an increase in R&D product certification costs.
Zoom’s cash balance on March 31, 2014 was $39 thousand, down $16 thousand from December 31, 2013.  Zoom’s available line of credit was $1.25 million on March 31, 2014, and Zoom’s outstanding debt under this line was $455 thousand.  Zoom’s $0.1 million increase in bank debt and $0.2 million increase in current liabilities in Q1 2014 increased cash, while a $0.2 million increase in net accounts receivable and $0.2 million increase in net inventory decreased cash. Zoom’s current ratio was 2.4 on March 31, 2014.
           “Q1 2014 results were encouraging, as improved cable modem sales more than offset declines in other product categories,” said Frank Manning, Zoom’s President and CEO.  “Zoom continues to invest in cable modems, and so far this year we have received CableLabs certification for two new cable modems including a very high performance cable modem/router with 802.11ac wireless and the ability to increase wireless range and throughput by directing wireless energy at any 2.4 GHz or 5.0 GHz device, including a smartphone, tablet, or computer.  ZoomGuard® product development is continuing, and it’s likely that we will ship significant volume in Q3 2014.  Business remains very competitive, and we remain focused on trying to contain our costs while developing attractive products.”
Zoom has scheduled a conference call for Wednesday May 7, 2014 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the U.S. and international callers may dial (706) 643-5255.  The conference ID is 43062731. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q1, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com .

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Forward-looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development and forecast for ZoomGuardtm and other products, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s ability to continue as a going concern; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

 ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
 In thousands
  (Unaudited)
	3/31/14	12/31/13
ASSETS

Current assets:

Cash	$39	$55
Accounts receivable, net	1,861	1,675
Inventories, net	1,868	1,714
Prepaid expenses and other	243	225

Total current assets	4,011	3,669

Property and equipment, net	49	51

Total assets	$4,060	$3,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$455	$318
Accounts payable	950	694
Accrued expenses	300	322

Total current liabilities	1,705	1,334

Total liabilities	1,705	1,334

Stockholders’ equity:

Common stock and additional paid-in capital	34,263	34,258
Accumulated other comprehensive income (loss)	365	364
Retained earnings (accumulated deficit)	(32,273)	(32,236)

Total stockholders’ equity	2,355	2,386

Total liabilities & stockholders’ equity	$4,060	$3,720

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended
	3/31/14	3/31/13

Net sales	$3,146	$2,818
Cost of goods sold	2,214	2,114

Gross profit	932	704

Operating expenses:
Selling	353	423
General and administrative	292	340
Research and development	309	258
Total operating expenses	954	1,021

Operating profit (loss)	(22)	(317)

Other income (expense), net	(14)	(16)

Income (loss) before income taxes	(36)	(333)

Income tax expense (benefit)	1	1

Net income (loss)	$(37)	$(334)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.00)	$(0.05)
Diluted Earnings (loss) per share	$(0.00)	$(0.05)

Weighted average number of shares outstanding:
Basic	7,983	6,974
Diluted	7,983	6,974